Exhibit 99.1
                           Work Recovery, Inc.
                         "The Solution Company"

                             Press Release

Contact:   Jodi Stefaniak
Phone:     520-322-6634
Symbol:   WRKE

                   WORK RECOVERY RESTRUCTURES OPERATIONS

Tucson, AZ, July 31, 1997 -- Work Recovery, Inc. (WRI) announced a restructuring of its operations to better focus upon sales and marketing of its unique ERGOS(r) functional capacity evaluation technology which evaluates an individual's capacity to perform work. A key element is the short-term engagement of Functional Capacities Evaluation Technologies, Inc. (FCE Technologies), to assist in the marketing and sales of the ERGOS(r) system.

FCE Technologies is a management and consulting firm which provides services to businesses in the field of technology-based products. Principals of FCE Technologies specialize in the development of new health care product businesses and improvement of existing medical equipment businesses, and have recently expanded into the functional capacity assessment field. It is hoped that the contract with FCE Technologies will enhance Work Recovery's sales and marketing efforts. Work Recovery believes that the skills and expertise of FCE Technologies in the health care technology arena are particularly suited to the ERGOS(r) and Work Recovery.

Work Recovery also announced the revitalization of its sales and marketing efforts in Europe. A new definitive agreement was signed with Work Recovery Europa BV, a Netherlands corporation, to exclusively sublicense and distribute the ERGOS(r) system within Europe. "With the emphasis of European countries upon streamlining disability and workers' compensation costs, I believe ERGOS(r) will be a valuable tool for benefit determination and adjudication. Our new agreement provides another opportunity for ERGOS(r) to become the international standard of functional capacity testing," stated WRI President and Chief Executive Officer Dorcas R Hardy.

This press release contains the opinions of management regarding the future prospects of Work Recovery. There can be no assurance that Work Recovery will be successful in accomplishing the objectives or goals outlined herein. This press release contains forward-looking statements as contemplated by the Securities Litigation Reform Act of 1995 and actual results may differ materially from the opinions and other forward looking statements contained herein. The company faces risks, uncertainties and other factors which are discussed in greater detail in the Management's Discussion and Analysis section of Company's Form 10-K for the year ended June 30, 1996.


2341 S. Friebus Ave., Suite 14    Tucson, AZ  85713  Telephone  520-322-6634